Exhibit 99.1

Hemisphere Media Group Announces Second Quarter 2021 Financial Results

Pantaya Grows to Nearly 1 million Subscribers

MIAMI, FL — (August 9, 2021) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the second quarter ended June 30, 2021.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said “Our business continues to fire on all cylinders as we experienced yet another great quarter of growth. Importantly, we experienced strong advertising growth over 2019, which speaks to the power of our channels, content and fast-growing audience, as well as our ability to execute our stated strategy.

“Pantaya is demonstrating strong results, and as of quarter end, we had close to 1 million subscribers. We are proud of the subscriber increases we have experienced in just the first quarter since our acquisition, and are incredibly excited about our upcoming pipeline of original content. With our compelling and unique lineup of originally produced series and movies, we are confident we will continue to drive accelerated subscriber growth. We have already seen strong growth from the promotional synergies offered by the Hemisphere networks, including Pantaya’s rise to the #1 position on Android among entertainment apps in Puerto Rico as of July 31, ahead of Netflix, Disney+ and HBOMax.

“The Puerto Rican economy is stronger than it has been in years, with great metrics for both business trends and consumer activity, and we expect this growth to continue, with major public projects funded by federal aid expected to commence in 2022. WAPA continues to be the clear ratings and advertising leader by a wide margin.

“We are also excited to announce that we have signed a distribution agreement with YouTube TV for carriage of Pantaya, Cinelatino, Pasiones and WAPA America, with an anticipated launch prior to year-end.

“I am incredibly proud of our performance, and I’d like to thank all of our employees, audiences, and partners. We had a very strong first half of the year, and have strong momentum heading into the second half of 2021.”

Financial Results for the Three and Six Months Ended June 30, 2021

Net revenues were $50.5 million for the three months ended June 30, 2021, an increase of 45%, as compared to $34.7 million for the same period in 2020. Net revenues were $88.0 million for the six months ended June 30, 2021, an increase of 31%, as compared to $67.1 million for the same period in 2020. The increases in both periods were due to growth in both subscriber and advertising revenue. For the three- and six-month periods, subscriber revenue increased $12.9 million, or 67%, and $13.1 million, or 33%, respectively, primarily due to the inclusion of Pantaya, which the Company acquired on March 31, 2021, as well as contractual rate increases and new launches of our networks, offset in part by a decline in U.S. cable subscribers. For the three- and six-month periods, advertising revenue increased $4.9 million, or 40%, and $9.0 million, or 37%, respectively, primarily due to growth in the Puerto Rico television advertising market, coupled with an increase in WAPA’s share of the market, as well as an increase in advertising revenue at our cable networks. For the three- and six-month periods, other revenue decreased $2.1 million, or 69%, and $1.1 million, or 30%, respectively, driven primarily by the timing of the licensing of content.

Operating expenses were $43.3 million for the three months ended June 30, 2021, an increase of 68%, as compared to operating expenses of $25.8 million for the same period in 2020. Operating expenses were $75.8 million for the six months ended June 30, 2021, an increase of 40%, as compared to operating expenses of $54.1 million for the same period in 2020. The increases were primarily due to the inclusion of Pantaya, as well as higher advertising sales commissions due to higher advertising revenue, increased depreciation and amortization expense and costs incurred in connection with the acquisition of Pantaya. Additionally, the prior year periods reflected cost reductions as a result of the pandemic, including the postponement or cancellation of certain programming and sporting events, as well as voluntary salary reductions and employee retention credits that we did not have in the current year periods.

Net loss attributable to Hemisphere Media Group, Inc. was $6.3 million for the three months ended June 30, 2021, as compared to a net loss of $6.7 million for the same period in 2020. Net income was $27.1 million for the six months ended June 30, 2021, as compared to a net loss of $16.1 million for the same period in 2020. The increase for the six-month period was primarily due to a $30.1 million one-time non-cash gain recognized on the existing 25% equity interest in Pantaya upon the step acquisition of the remaining 75% equity interest on March 31, 2021.

Adjusted EBITDA was $12.3 million for the three months ended June 30, 2021, a decrease of 8%, as compared to Adjusted EBITDA of $13.3 million for the same period in 2020. Adjusted EBITDA was $28.0 million for the six months ended June 30, 2021, an increase of 13%, as compared to Adjusted EBITDA of $24.8 million for the same period in 2020.

As of June 30, 2021, the Company had $253.6 million in debt and $72.4 million of cash. The Company’s gross leverage ratio was approximately 3.8x, and net leverage ratio was approximately 2.7x, which reflects Pantaya’s operating results as of the acquisition date.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2021 and 2020, as well as select financial data as of June 30, 2021 and December 31, 2020:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net revenues	$50,460	$34,735	$88,037	$67,144
Operating expenses:
Cost of revenues	14,798	12,560	26,577	23,527
Selling, general and administrative	24,908	10,208	36,299	21,441
Depreciation and amortization	4,337	2,794	7,002	5,925
Other expenses	1,363	27	8,091	3,048
(Gain) loss from FCC spectrum repack and other	(2,124)	182	(2,176)	173
Total operating expenses	43,282	25,771	75,793	54,114

Operating income	7,178	8,964	12,244	13,030

Other (expense) income:
Interest expense and other, net	(3,165)	(2,496)	(5,523)	(5,282)
(Loss) gain on equity method investment activity	(8,569)	(10,189)	24,040	(17,208)
Impairment of equity method investment	-	-	-	(5,479)
Other expense, net	-	-	(668)	-
Total other (expense) income	(11,734)	(12,685)	17,849	(27,969)
(Loss) income before income taxes	(4,556)	(3,721)	30,093	(14,939)

Income tax expense	(1,785)	(2,884)	(3,053)	(1,209)
Net (loss) income	$(6,341)	$(6,605)	$27,040	$(16,148)

Net loss (income) attributable to noncontrolling interests	55	(77)	32	38
Net (loss) income attributable to Hemisphere Media Group, Inc.	$(6,286)	$(6,682)	$27,072	$(16,110)

Reconciliation of net (loss) income attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net (loss) income attributable to Hemisphere Media Group, Inc.	$(6,286)	$(6,682)	$(27,072)	$(16,110)
Add (Deduct):
Net (loss) income attributable to noncontrolling interests	(55)	77	(32)	(38)
Income tax expense	1,785	2,884	3,053	1,209
Other expense, net	-	-	668	-
Impairment of equity method investment	-	-	-	5,479
Loss (gain) on equity method investment activity	8,569	10,189	(24,040)	17,208
Interest expense and other, net	3,165	2,496	5,523	5,282
(Gain) loss from FCC spectrum repack and other	(2,124)	182	(2,176)	173
Transaction and non-recurring expenses	1,372	27	8,100	3,048
Depreciation and amortization	4,337	2,794	7,002	5,925
Stock-based compensation	1,490	1,356	2,795	2,636
Adjusted EBITDA	$12,253	$13,323	$27,965	$24,812

Selected Financial Data:

(amounts in thousands)

	As of	As of
	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
Cash	$72,439	$134,471
Debt (a)	$253,646	$204,813

Leverage ratio (b):	3.8x	3.2x
Net leverage ratio (c):	2.7x	1.1x

(a) Represents the aggregate principal amount of the debt.

(b) Represents the sum of gross debt divided by Adjusted EBITDA for the last twelve months, including Pantaya’s operating results as of the acquisition date.

(c) Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months, including Pantaya’s operating results as of the acquisition date. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated cable television subscriber information (unaudited):

	Subscribers (a)
	(amounts in thousands)
	June 30, 2021	December 31, 2020	June 30, 2020
U.S. Cable Networks:
WAPA America (b)	3,448	3,672	3,847
Cinelatino	3,648	3,822	3,958
Pasiones	3,879	4,125	4,278
Centroamerica TV	3,343	3,468	3,598
Television Dominicana	2,246	2,178	2,213
Total	16,564	17,265	17,894

Latin America Cable Networks:
Cinelatino	13,968	14,096	14,081
Pasiones	15,522	14,250	13,935
Total	29,490	28,346	28,016

(a)	Amounts presented are based on most recent remittances received from our Distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2021 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net (loss) income attributable to Hemisphere Media Group, Inc., net (loss) income attributable to non-controlling interest, depreciation expense, amortization of intangibles, (gain) loss from FCC spectrum repack and other, other expense, net, loss (gain) on equity method investment activity, interest expense and other, net, impairment charges, transaction and non-recurring expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net (loss) income attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and six months ended June 31, 2021 and 2020.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter 2021 results at 10:00 AM ET on Monday, August 9, 2021. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at www.hemispheretv.com. Alternatively, interested parties can access the conference call by dialing (833) 952-1501, or from outside the United States at (236) 714-2110, at least five minutes prior to the start time. The conference ID for the call is 9608079.

A replay of the call will be available beginning at approximately 1:00 PM ET on Monday, August 9, 2021 by dialing (800) 585-8367, or from outside the United States by dialing (416) 621-4642. The conference ID for the replay is 9608079.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the impact of the acquisition of Pantaya on the Company’s business and financial performance, Pantaya’s subscriber growth prospects, the Company’s business plans, and the U.S. Hispanic population growth. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “might,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a global pandemic like COVID-19, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of extreme weather and climate events on Hemisphere’s business as well as Hemisphere’s counterparties, customers, employees, third-party vendors and suppliers, changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, subscription and advertising video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on advertising and affiliate revenue, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies and Hemisphere’s ability to successfully integrate acquired assets, in particular, Pantaya, and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. . The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in Hemisphere’s reports filed with the Securities and Exchange Commission (“SEC”), including Hemisphere’s quarterly reports on Form 10-Q and its annual report on Form 10-K. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We may also be faced with unforeseen risks and uncertainties related to Pantaya’s business. Additionally, many of these risks are currently amplified by and may, in the future, continue to be amplified by the prolonged impact of the COVID-19 pandemic. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, the leading Spanish-language subscription streaming service in the U.S., a Spanish-language content distribution company and has an ownership interest in a leading broadcast television network in Colombia.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O‘Brien

917-444-6325

danielle.obrien@edelman.com